Exhibit 10.1
SYNNEX Corporation

January 4, 2018
Mr. Dennis Polk
Dear Dennis:
SYNNEX Corporation (the “Company”) is pleased to offer you a promotion on the following terms:
1.    Position. Commencing March 1, 2018, or such earlier date as is mutually agreed between the parties (the “Promotion Date”) you will be promoted to President and Chief Executive Officer, reporting to the Board of Directors.
You will be employed at the Company’s headquarters in Fremont, California. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company.
Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.
2.    Board Membership. You will continue to serve as a member of the Board of Directors of the Company. All directors are subject to election and removal by the shareholders of the Company in accordance with its by-laws and Delaware law. Upon the Company’s written request, you agree to promptly resign as a member of the Board following any termination of your employment with the Company.
3.    Cash and Performance-Based Compensation. Effective March 1, 2018, the Company will pay you a starting base salary at the rate of $675,000 per year ($56,250 per month). In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. Bonuses will be determined by the Company’s Compensation Committee (the “Compensation Committee”), in its sole discretion. Your target bonus for the fiscal year ending November 30, 2018 will be $1,687,500, provided you remain employed through November 30, 2018. The bonus for a fiscal year will be paid within 2-1/2 months after the last day of the fiscal year. The determinations of the Compensation Committee with respect to your bonus will be final and binding. Following fiscal year 2018, your base salary and bonus will be determined by the Compensation Committee in its sole discretion. Your base salary will next be reviewed as of May 1, 2019. Any increase in base salary approved pursuant to such review, if it is completed after such date, shall be made effective retroactive to such date.
In addition, you will be eligible to be considered for the Company’s long-term performance-based restricted stock unit (“RSU”) program for each fiscal year. Long-term performance-based RSU awards will be determined by the Compensation Committee, in its sole discretion. Your target long-term performance-based RSU award for the fiscal year ending November 30, 2018 will be $562,500, provided you remain employed through November 30, 2020. The long-term performance-based RSU award for a fiscal year will be paid within 2-1/2 months after the last day of the fiscal year. The determinations of the Compensation Committee with respect to your long-term performance-based RSU award will be final and binding. Following fiscal year 2018, your long-term performance-based RSU award will be determined by the Compensation Committee in its sole discretion.
In determining total compensation, the Company has stressed a compensation philosophy that is performance-driven with a high degree of variability achieved through the Company’s profit sharing program. Bonuses granted to executive officers under this profit sharing program are determined by the Compensation Committee, based upon both qualitative and quantitative considerations, and in past years has been based upon the achievement of certain predetermined, performance-based financial metrics.
4.    Employee Benefits. As a regular employee of the Company, you will also be eligible to receive all employee benefits consistent with that provided to other senior executive officers. You should note that the Company reserves the right to modify compensation and benefits from time to time, as it deems necessary. The Company will reimburse you for ordinary and necessary business expenses you incur in connection with the performance of your duties on behalf of the Company in accordance with the Company’s normal procedures, as they may be amended from time to time.
5.    Equity Compensation. You will be granted an option to purchase shares of the Company’s Common Stock (“Stock Option”) pursuant to the Company’s 2013 Stock Incentive Plan, as amended (the “Plan”) with a which Stock Option shall have a fair value of approximately $1,050,000. The date of grant will be the Promotion Date; provided, however, that if the Company’s trading window is not open on that date, the date of grant will be upon the expiration of three trading days after the Company’s trading window is open, in accordance with the Company’s equity grant making policy. The exercise price per share of the Stock Option will be equal to the closing price per share of the Company’s Common Stock on the date of grant. The Stock Option will be subject to the terms and conditions applicable to options granted under Plan and the applicable stock option agreement. The Stock Option will be subject to vesting over the five-year period following October 3, 2017 (the “Vesting Date”), with 20% of the option shares vesting on the one-year anniversary of the Vesting Date, and monthly vesting over the next succeeding 48 months, conditioned on your continuous common law employment, as described in the applicable stock option agreement.
You will also be granted a restricted stock award for shares of the Company’s Common Stock (“Restricted Stock”) pursuant to the Plan with a fair market value of approximately $375,000. The date of grant will be the Promotion Date; provided, however, that if the Company’s trading window is not open on that date, the date of grant will be upon the expiration of three trading days after the Company’s trading window is open, in accordance with the Company’s equity grant making policy. The Restricted Stock will be subject to the terms and conditions applicable to restricted stock awards granted under Plan and the applicable restricted stock award agreement. The Restricted Stock will be subject to vesting over the five-year period following the Vesting Date, with 20% of the shares vesting on each one-year anniversary of the Vesting Date, conditioned on your continuous common law employment, as described in the applicable restricted stock award agreement.
You will be eligible to receive additional equity compensation awards as determined by the Compensation Committee in its sole discretion from time to time.
6.    Stock Ownership Guidelines. You will be expected not to sell your vested equity compensation from the Company (with the exception of shares sold or withheld by the Company to cover your exercise price or taxes on such compensation) until you achieve ownership of an amount of the Company’s Common Stock having a fair market value of the lower of (i) at least two times annual cash compensation or (ii) $2,000,000 in common stock, with a prohibition against any sale of common stock prior to achieving one or both of the foregoing. You will be expected to maintain this minimum level of ownership thereafter. Stock ownership for this purpose includes common stock owned personally or in trust for your benefit and/or vested in-the-money stock options of the Company, and does not include unvested restricted stock or RSUs, or unvested or out-of-the-money stock options.
7.    Severance Pay.
(a)    Involuntary Termination: if the Company terminates your employment with the Company after the Promotion Date for a reason other than Cause, Disability or death, as such terms are defined below (“Involuntary Termination”) and you sign a standard release of claims then subject to Section 8, you will receive the following severance benefits from the Company:
(i)    Severance Payments. You will be paid severance of salary continuation at a rate equal to the average of total salary and bonus over the prior three years, divided by twelve (12), for twelve (12) months, following the employment termination date. Such payments shall be paid periodically in accordance with the Company’s normal payroll policies.
(ii)    Continued Health Benefits. You will receive reimbursement from the Company of the group health continuation coverage premiums for you and your eligible dependents under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) or corresponding provisions of state law (“COBRA”) through the earliest of (x) the twelve-month anniversary of the date of termination of employment, (y) the date upon which you and your eligible dependents become covered under similar plans or (z) the date you no longer qualify as a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that you are solely responsible for timely electing COBRA coverage.
(b)    Change of Control: if the Company terminates your employment with the Company after the Promotion Date without Cause within two (2) months before or twelve (12) months after a change of control of the Company (including a voluntary termination because of a reduction in salary or position or a relocation) and you sign a standard release of claims, then subject to Section 8, you will receive the following severance benefits from the Company:
(i)    Severance Payments. You will be paid severance of salary continuation at a rate equal to the average of total salary and bonus over the prior three years, divided by twelve (12), for a minimum of eighteen (18) months plus one month per year of employment after the eighteenth year of employment, up to a maximum of twenty-four (24) months, following the employment termination date. Such payments shall be paid periodically in accordance with the Company’s normal payroll policies.
(ii)    Continued Health Benefits. You will receive reimbursement from the Company of the group health continuation coverage premiums for you and your eligible dependents under Section 4980B of the Code or COBRA through the earliest of (x) the twenty-four (24)-month anniversary of the date of termination of employment, (y) the date upon which you and your eligible dependents become covered under similar plans or (z) the date you no longer qualify as a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that you are solely responsible for timely electing COBRA coverage.
8.    Conditions to Receipt of Severance.
(a)    Release of Claims. The receipt of any severance benefits pursuant to Section 7 will be subject to your signing and not revoking a release of claims in a form acceptable to the Company within such period of time as the Company may require, but not to exceed 21 days following your termination of employment.
(b)    Noncompetition; Nonsolicitation. The receipt of any severance benefits pursuant to Section 7 will be subject to your not violating the provisions of Section 10. In the event you breach the provisions of Section 10, or if you elect not to comply with the terms of Section 10(a) on noncompetition or Section 10(b)(ii) on nonsolicitation of business, all continuing payments and benefits to which you would have been entitled pursuant to Section 7 will immediately cease.
(c)    Section 409A. Any cash severance to be paid pursuant to Section 7 will not be paid during the six-month period following your termination of employment if the Company determines that you are a “specified employee” within the meaning of Section 409A of the Code and that such amounts are not exempt from Section 409A. In such event, the Company will pay you a lump-sum amount equal to the cumulative amounts that would have otherwise been paid to you during such six-month period on the first day following such six-month period (or, if earlier, your death). Thereafter, you will receive your cash severance payments pursuant to Section 7 in accordance with the Company’s normal payroll practices. The provisions of this agreement which require commencement of payments or benefits subject to Section 409A upon a termination of employment shall be interpreted to require that you have a “separation from service” with the Company (as defined for purposes of Section 409A). Any series of severance payments or benefits provided under this agreement shall for all purposes of Section 409A be treated as a series of separate payments and not as a single payment. In any case where the date of your separation from service and the date by which you are required to sign the release pursuant to Section 8(a) of this agreement falls in two separate taxable years, any amount required to be paid to you that is conditioned on the effectiveness of such release and is determined by the Company not to be exempt from Section 409A of the Code shall be paid in the later taxable year.
9.    Definition of Terms. The following terms referred to in this agreement will have the following meanings:
(a)    Cause. “Cause” means (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders, (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.
(b)    Disability. “Disability” means that you have been unable to perform the principal functions of your duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six (6) months. Whether you have a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board.
10.    Restrictive Covenants.
(a)    Noncompete. For a period beginning on the Promotion Date and ending on the date you cease to provide services to the Company or any parent or subsidiary of the Company (excluding services provided pursuant to Section 11 following your termination of employment) or, if later, the date through which severance is payable pursuant to Section 7, you agree to not, directly or indirectly, engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company (or any parent or subsidiary of the Company); provided, however, that you shall not be prohibited from owning, solely as an investment, up to 1% of the stock of a publicly traded corporation or up to 5% of the equity of a non-publicly traded company. You may elect not to comply with the provisions of this Section 10(a) following your termination of employment. However, all continuing payments and benefits to which you would have been entitled pursuant to Section 7 will immediately cease.
(b)    Nonsolicit.
(i) For a period beginning on the Promotion Date and ending on the date twelve (12) months after you cease to provide services to the Company or any parent or subsidiary of the Company (excluding services provided pursuant to Section 11 following your termination of employment), you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not solicit, induce or influence any person to leave employment with the Company (or any parent or subsidiary of the Company).
(ii)  For a period beginning on the Promotion Date and ending the date you cease to provide services to the Company or any parent or subsidiary of the Company (excluding services provided pursuant to Section 11 following your termination of employment) or, if later, the date through which severance is payable pursuant to Section 7, you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not directly or indirectly solicit business from any of the Company’s customers and users on behalf of any business that directly competes with the principal business of the Company (or any parent or subsidiary of the Company). You may elect not to comply with the provisions of this Section 10(b)(ii) following your termination of employment. However, all continuing payments and benefits to which you would have been entitled pursuant to Section 7 will immediately cease.
(c)    Understanding of Covenants. You represent that you (i) are familiar with the foregoing covenants not to compete and not to solicit, and (ii) are fully aware of your obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
11.    Litigation. You agree to cooperate with the Company beginning on the Promotion Date and thereafter (including following your termination of employment for any reason) by making yourself reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any affiliate, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any affiliate as reasonably requested. The Company agrees to reimburse you for all expenses actually incurred in connection with your provision of testimony or assistance, and if you provide testimony or assistance after the one-year anniversary of your termination as an employee and Board member (or during the first year after your termination as an employee and Board member if no severance is being paid with respect to such time), $200 per hour for your time.
12.    Successors. For all purposes under this agreement, the term “Company” will include any successor to the Company’s business and/or assets which expressly assumes this agreement or which becomes bound by the terms of this agreement by operation of law. The terms of this agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
13.    Arbitration.    Any controversy involving the construction or application of any terms, covenants or conditions of this agreement, or any claims arising out of any alleged breach of this agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of the Company’s Confidentiality and Assignment of Inventions

Agreement shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.
14.    Miscellaneous Provisions.
(a)    Waiver. No provision of this agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b)    Entire Agreement. This agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. This agreement may only be modified by a signed writing between the parties.
(c)    Choice of Law. The laws of the State of California (without reference to its choice of laws provisions) will govern the validity, interpretation, construction and performance of this agreement.
(d)    Severability. The invalidity or unenforceability of any provision or provisions of this agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(e)    Withholding. All payments made pursuant to this agreement will be subject to withholding of applicable income and employment taxes.
* * * * *

We hope that you will accept our offer of promotion to President and Chief Executive Officer of the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this agreement returning them to me. This offer, if not accepted, will expire at the close of business on December 18, 2017.
Prior to the Promotion Date, either party may terminate this agreement for any reason without thereby incurring any liability to the other.

Very truly yours,

SYNNEX Corporation

By:	/Dwight A. Steffensen/
Chairman of the Board of Directors
January 4, 2018
I have read and accept this employment offer:
/Dennis Polk/
Dennis Polk
Dated: January 4, 2018